[Exhibit  99.1  -  Press  Release]

ANYTHING  INTERNET  ANNOUNCES  THE  GRAND  OPENING  OF  ANYCOFFEE.COM

Colorado Springs, Colorado - August 5, 1999 - Anything Internet Corporation (OTC Bulletin Board: ANYI) announces the grand opening of its newest Internet storefront, anyCOFFEE.com (www.anycoffee.com). anyCOFFEE, operated by Anything Coffee Corporation, a wholly-owned subsidiary of Anything Internet, offers coffee drinkers the opportunity to purchase over 100 specialty coffees derived from coffee beans originating from more than 18 countries worldwide - all from the comfort of their homes or offices.

In addition to featuring one of the largest selections of specialty coffees available in any one location, anyCOFFEE.com introduces JavaJay(tm). JavaJay, a personification of Jay Ferguson, a certified roast master and Anything Coffee's General Manager, will circulate a free periodical newsletter, suggest new coffees and blends, answer coffee drinkers' questions in an on-line forum, and in general promote the free exchange of coffee information and ideas.

The market for coffee in America is immense. American's spend more than $7 billion annually on coffee and more than 50% of American's classify themselves as coffee drinkers. Specialty coffees have been popularized in recent years by retail giant Starbucks Corporation (NASDAQ: SBUX). anyCOFFEE.com takes America's love affair with coffee beyond the everyday brick-and-mortar coffee store by making its much larger selection of specialty coffees always available to its customers at very competitive prices via its Internet storefront.

J. Scott Sitra, Anything Internet's President and Chief Executive Officer, stated, "This is the first of many new ventures taking Anything Internet beyond the realm of computers and software, and into high demand, high margin product offerings. anyCOFFEE.com accomplishes this by addressing the growing needs and demands of the huge multi-billion coffee marketplace. Now anyone can drink the coffee of their choice, at a fair price, without ever having to leave their home or office."

"Just like with our computer division, we will be focusing our marketing efforts on generating business-to-business sales. Every business, whether small or large, brews coffee, and we are making it easy and less expensive for them to purchase specialty coffees each and every morning. Long-term this also translates into higher consumer sales as individuals become aware of our coffees through their offices and begin purchasing them for home consumption," Mr. Sitra added.

Anything Internet reported record revenues for the third quarter of fiscal 1999 ending March 31, 1999 of $751,934, an increase of 707% from the same period a year ago. The loss per share for the quarter was $(0.04) compared to ($0.25) for the same period a year ago. Revenues for the nine-months were a record $2,403,629, an increase of 2,325% for the same period a year ago. The loss per share for the nine-months was ($0.12) compared to ($1.35) for the same period a year ago.

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Anything  Internet Corporation, headquartered in Colorado Springs, Colorado with a business-to-business sales and support office in Tampa, Florida, is a publicly held Internet e-commerce holding company. Through its wholly-owned subsidiaries, Anything Internet operates Internet storefronts www.anythingpc.com, www.anythingmac.com, www.anythingunix.com, and www.anycoffee.com, and sells over 201,000 different computer hardware, software and peripheral products and more than 100 different specialty coffees. Anything Internet's e-commerce enabling technology provides its customers with exceptional product choices, superior pricing and delivery options, and easy-to-use search and purchase capabilities. Banyan Corporation (OTC Bulletin
Board:  BANY)  owns  26  percent  of  Anything  Internet's  Common  Stock.

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